GAP INC. ANNOUNCES MANAGEMENT CHANGES WITHIN OLD NAVY

SAN FRANCISCO - February 19, 2008 - Gap Inc. (NYSE: GPS) today announced Dawn Robertson, 52, president of its Old Navy brand, will leave the company, effective immediately. Tom Wyatt, president of Gap Inc.'s Outlet division, will become acting president of Old Navy while a search is conducted for a permanent replacement.

"I appreciate Dawn's hard work over the past 16 months and wish her all the best," said Glenn Murphy, chairman and chief executive officer of Gap Inc. "We're fortunate to have someone of Tom Wyatt's caliber and experience, as both a president of our Outlet division and a former retail CEO, to guide Old Navy during this transition."

The mutual decision was made by the company and Ms. Robertson.

Wyatt, 52, joined the company in 2006 as a senior executive of Gap brand and took on responsibility for the company's successful Outlet division more than a year ago. Mr. Wyatt has more than 30 years of experience in the retail business, including leading a chain of department stores in the Saks family of companies and serving as President and CEO of the Cutter & Buck clothing company.

"Old Navy has a team of talented and creative leaders who will work closely with Tom to ensure that the brand continues to execute on its strategic priorities. Working together, I'm confident we can successfully move forward to evolve the brand and improve our results," Murphy added.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia, Europe, and the Middle East. For more information, please visit gapinc.com.

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